Execution Version

ASSET PURCHASE AGREEMENT

by and among

CTEK SOLUTIONS, INC.,

CYNERGISTEK, INC.

and

VERECO, LLC

March 20, 2019

Execution Version

TABLE OF CONTENTS

Article I DEFINITIONS1

Article II PURCHASE AND SALE10

Section 2.01Purchase and Sale of Assets10

Section 2.02Excluded Assets12

Section 2.03Assumed Liabilities13

Section 2.04Excluded Liabilities13

Section 2.05Purchase Price13

Section 2.06Purchase Price Adjustment.14

Section 2.07Allocation of Purchase Price16

Section 2.08Assignment of Contracts; Rights and Obligations.17

Section 2.09Tax Withholding17

Article III CLOSING17

Section 3.01Closing17

Section 3.02Closing Deliverables.18

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS19

Section 4.01Organization and Qualification of Sellers19

Section 4.02Authority of Sellers19

Section 4.03No Conflicts; Consents20

Section 4.04Financial Statements20

Section 4.05Undisclosed Liabilities21

Section 4.06Absence of Certain Changes, Events and Conditions21

Section 4.07Material Contracts.22

Section 4.08Title to Purchased Assets24

Section 4.09Condition and Sufficiency of Assets24

Section 4.10Real Property.24

Section 4.11Intellectual Property.25

Section 4.12Inventory26

Section 4.13Accounts Receivable26

Section 4.14Customers and Suppliers.27

Section 4.15Insurance27

Section 4.16Legal Proceedings; Governmental Orders.28

Section 4.17Compliance With Laws; Permits.28

Section 4.18Environmental Matters.28

Section 4.19Employee Benefit Matters.29

Section 4.20Employment Matters.31

Section 4.21Taxes.31

Section 4.22Brokers32

Section 4.23Related Person Transactions32

Section 4.24No Other Representations and Warranties33

Article V REPRESENTATIONS AND WARRANTIES OF BUYER33

Section 5.01Organization and Authority of Buyer33

Section 5.02Authority of Buyer33

Section 5.03No Conflicts; Consents33

Section 5.04Brokers34

Section 5.05Legal Proceedings34

Section 5.06Independent Investigation34

Article VI COVENANTS34

Section 6.01Employees and Employee Benefits.34

Section 6.02Confidentiality36

Section 6.03Non-Competition; Non-Solicitation; Non-Disparagement.36

Section 6.04Books and Records.37

Section 6.05Public Announcements38

Section 6.06Bulk Sales Laws38

Section 6.07Receivables; Mail38

Section 6.08Certain Tax Matters.39

Section 6.09Misallocated Assets40

Section 6.10Business Non-Disclosure Provisions40

Section 6.11Further Assurances40

Section 6.12Certain Notices40

Article VII INDEMNIFICATION40

Section 7.01Survival40

Section 7.02Indemnification By Sellers41

Section 7.03Indemnification By Buyer41

Section 7.04Certain Limitations41

Section 7.05Indemnification Procedures.42

Section 7.06Payments; Indemnity Escrow Fund.44

Section 7.07Tax Treatment of Indemnification Payments45

Section 7.08Exclusive Remedies45

Article VIII MISCELLANEOUS45

Section 8.01Expenses45

Section 8.02Notices45

Section 8.03Interpretation46

Section 8.04Headings47

Section 8.05Severability47

Section 8.06Entire Agreement47

Section 8.07Successors and Assigns47

Section 8.08No Third Party Beneficiaries47

Section 8.09Amendment and Modification; Waiver47

Section 8.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.48

Section 8.11Specific Performance48

Section 8.12Counterparts49

i

Execution Version

EXHIBITS

Exhibit A - Escrow Agreement

Exhibit B - Bill of Sale

Exhibit C - Assignment and Assumption Agreement

Exhibit D - Sublease Agreement

Exhibit E - Referral Agreement

Exhibit F - Transition Services Agreement

ii

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 20, 2019, is entered into by and among (i) CTEK Solutions, Inc., a California corporation (“CTEK Solutions”), (ii) CynergisTek, Inc., a Delaware corporation, the owner of 100% of the capital stock of CTEK Solutions (“Parent”, and together with CTEK Solutions, the “Sellers”),  and (iii) Vereco, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business of providing managed print services, primarily to the healthcare industry (the “Business”);

WHEREAS, Sellers own all of the Purchased Assets (as defined herein);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Actions” has the meaning set forth in Section 2.01(i).

“Adjustment Escrow Amount” means $500,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Execution Version

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Base Price” has the meaning set forth in Section 2.05.

“Benefit Plan” has the meaning set forth in Section 4.19(b).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York County, New York or Travis County, Texas are authorized or required by Law to be closed for business.

“Business Information” means all knowledge or information (whether written, verbal, electronic or otherwise) concerning the Business, its financial condition, operations, assets and liabilities, including but not limited to all information on the data, documents, agreements, files, reports, lists, interpretations, forecasts, technical information, as well as business plans, records, financial or otherwise, and all other materials concerning the Business and services currently provided by the Business or currently under development by the Business; provided that “Business Information” shall not include any knowledge or information that is or becomes publicly available (other than as a result of disclosure of such in information in violation of this Agreement).

“Business Non-Disclosure Provisions” has the meaning set forth in Section 2.01(d).

“Business Transaction Expenses” means all fees, costs, and expenses incurred or otherwise payable by the Business, on or prior to the Closing Date, in connection with the negotiation of this Agreement and any other Transaction Agreement, the evaluation and consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, pursuant to any Contract entered into by any Seller pertaining to the Business or by reason of any action taken by any Seller pertaining to the Business or on its behalf, that remain

Execution Version

unpaid as of the open of business on the Closing Date, including without duplication:  (a) fees to counsel, financial advisors, bankers, consultants, and accountants, (b) costs incurred by any Seller or the Business in connection with filings with any Governmental Authority, (c) all fees payable by any Seller or the Business in connection with this Agreement or any other Transaction Agreement, including costs and expenses of obtaining consents and approvals of the transaction from third parties, and (d) all change of control, closing or severance or retention or similar bonuses or payments payable to officers, directors, or other employees (and the employer-side payroll, employment or similar taxes attributable to such payments) in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Agreements, whether triggered solely by the consummation of the Agreement and the other Transaction Agreements or triggered as a result of any of the foregoing and the occurrence of another event.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.01(b).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Cap” has the meaning set forth in Section 7.04(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 11:59 p.m. EST on the day immediately preceding the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Systems” has the meaning set forth in Section 4.11(e).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 28, 2018, between Buyer and Parent.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“CTEK Solutions” has the meaning set forth in the preamble.

“Current Assets” means the current assets of the Business included in the line items set forth on the Estimated Working Capital Statement, only to the extent acquired pursuant to the terms of this Agreement.

Execution Version

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on the Estimated Working Capital Statement, only to the extent assumed pursuant to the terms of this Agreement.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employees” means each employee of any Seller who has worked primarily for, or provided services primarily to, the Business immediately prior to the Closing.

“Encumbrance” means any lien, license, pledge, mortgage, hypothecation, deed of trust, security interest, charge, claim, easement, encroachment, encumbrance or other restriction on ownership or use.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, investigation or other legal proceeding, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.;

Execution Version

the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with any Seller within the meaning of Section 414(b) of the Code, a trade or business which is under common control with any Seller within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with any Seller within the meaning of Sections 414(m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Amount” means the sum of the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Specified Event Escrow Amount.

“Estimated Working Capital” has the meaning set forth in Section 2.05.

“Estimated Working Capital Statement” has the meaning set forth in Section 2.05.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificates” has the meaning set forth in Section 3.02(a)(viii).

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or

Execution Version

quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Indemnity Escrow Amount” means $3,000,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:  (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; (f) software, data and databases; and (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant any Seller or any Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used primarily in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned or licensed by any Seller or any of their respective Affiliates and primarily used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.11(a) of the Disclosure Schedules, and specifically excluding any Intellectual Property substantively used in Parent’s other businesses and subsidiaries, including without limitation the cybersecurity segments of Parent and its subsidiaries.

Execution Version

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry, of any of those persons listed on Section 1.01(b) of the Disclosure Schedules.

“Landlord” means MVPlaza, Inc., a California corporation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, Taxes, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind, including resulting from the defense, settlement or compromise of any claim, demand or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and costs and expenses of enforcing the indemnification provided hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, (b) the value of the Purchased Assets or (c) the ability of Sellers to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

Execution Version

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Non-Income Taxes” means all Taxes other than Taxes that, in whole or in part, are based on or measured by net income, profits or earnings.

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, consents, approvals, permissions, releases, waivers, orders, registrations, certificates and other similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, or Taxes being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Audited Financial Statements in accordance with GAAP); (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice; (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business to the extent arising from any Assigned Contract; and (e) other imperfections of title or Encumbrances, if any, that are not, individually or in the aggregate, material to the Business or any of the Purchased Assets.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Proprietary Software” means all computer software owned, or purported to be owned by any Seller and which is used exclusively for the Business or which is required to operate the Business in the manner the Business is operated as of the date hereof.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means the Leased Real Property.

“Referral Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Related Persons” as to any Person means such Person’s Affiliates, the directors, officers, partners, members, managers, equityholders, agents, executors or trustees of such Person, any member of such Person’s immediate family or any of their respective Affiliates.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation,

Execution Version

ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).

“Restricted Business” means any business that directly or indirectly provides managed print outsourcing services similar to the services provided by the Business as of the date hereof; provided that services similar to the printer fleet security services offered by Sellers as of the date hereof shall not be deemed a “Restricted Business” hereunder.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Review Period” has the meaning set forth in Section 2.06(b)(i).

“Sellers” has the meaning set forth in the preamble.

“Source Code” means, collectively, any software source code, or any material portion or aspect of the Proprietary Software’s source code, or any material proprietary information or algorithm contained in or relating to any Proprietary Software’s source code, including material related documentation.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Specified Accounts Receivable” has the meaning set forth in Section 2.06(b)(vii).

“Specified Event” has the meaning set forth in Schedule 2.06(c).

“Specified Event Escrow Amount” means $1,500,000.

“Specified Event Escrow Fund” means the Specified Event Escrow Amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).

“Straddle Period” has the meaning set forth in Section 6.08(c).

“Sublease Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” means $4,589,000.

“Taxes” means (i) all federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance,

Execution Version

environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) any liability arising under any tax sharing or similar agreement and (iii) any liability for items described in clause (i) above of another Person by Contract, as a transferee or successor, under Treasury Regulations Section 1.1502-6 or analogous state, local or non-U.S. Law or otherwise, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 6.03(a).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Sublease Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” means all federal, state, local, non-U.S. and other sales, transfer, conveyance, excise, documentary transfer, recording, use, stamp, value added, registration and other similar taxes, fees or charges (including any penalties, additions to tax and interest with respect thereto) incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employee” has the meaning set forth in Section 6.01(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).

“WC Variance Amount” has the meaning set forth in Section 2.05.

ARTICLE II
PURCHASE AND SALE

Section 2.01Purchase and Sale of Assets

.  Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to and under all of the assets, properties and rights, of every kind and nature (whether real, personal or mixed, tangible or intangible (including goodwill)), which primarily relate to, or are primarily used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following (but excluding the Excluded Assets):

Execution Version

(a)all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)all Contracts set forth on Section 2.01(c) of the Disclosure Schedules and Intellectual Property Agreements set forth on Section 4.11(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d)all rights under non-disclosure, non-solicitation or non-competition provisions of Contracts to which such Seller is a party with current or former employees or consultants or other Persons to the extent that such provisions relate to the Business (“Business Non-Disclosure Provisions”), regardless of whether such Contracts themselves constitute Assigned Contracts;

(e)all Intellectual Property Assets;

(f)all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(f) of the Disclosure Schedules (the “Tangible Personal Property”);

(g)[Reserved];

(h)all Permits required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those Environmental Permits listed on Section 2.01(h) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(i)all rights to any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, warranty, guarantee or investigation, and all other rights and privileges against third parties, in each case of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, whether arising by way of counterclaim or otherwise (collectively, “Actions”), of any nature available to or being pursued by such Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

(j)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes and those set forth on Section 2.01(j) of the Disclosure Schedules) to the extent related to any Purchased Assets;

(k)all of such Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets or Assumed Liabilities;

Execution Version

(l)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)all employee-related or employee benefit-related files or records relating to Transferred Employees, except those which such Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(n)originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material, research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, other than books and records set forth in Section 2.02(d) (“Books and Records”);

(o)all rights to receive mail (including e-mail) and other communications to the extent related to the Purchased Assets, the Assumed Liabilities or the Business (including communications from customers, suppliers, distributors, agents and others with respect to the Business); and

(p)all rights to market, sell, organize, produce, manage and operate the Business throughout the world, together with all the goodwill associated with all of the assets described in the foregoing clauses, as well as the going concern value of the Business.

Section 2.02Excluded Assets

.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets and properties of the Sellers (the “Excluded Assets”):

(a)all cash and cash equivalents, bank accounts and securities of the Sellers;

(b)all Contracts that are not Assigned Contracts;

(c)all Intellectual Property other than the Intellectual Property Assets;

(d)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Sellers, all employee-related or employee benefit-related files or records, other than those relating to Transferred Employees;

(e)all Benefit Plans and trusts or other assets attributable thereto;

(f)any refunds or prepayments of any Taxes attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending

Execution Version

on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date;

(g)the assets, properties and rights specifically set forth on Section 2.02(g) of the Disclosure Schedules; and

(h)the rights which accrue or will accrue to the Sellers under the Transaction Documents.

Section 2.03Assumed Liabilities

.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(a)all trade accounts payable of the Sellers to third parties exclusively in connection with the Business that remain unpaid as of the Closing Date and that either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b)all liabilities and obligations arising under the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller on or prior to the Closing;

(c)except as specifically provided in Section 6.01, all liabilities and obligations relating to employee benefits, compensation or other arrangements with respect to any Transferred Employees beginning on the day after the Closing Date to the extent first arising out of or related to periods following the Closing Date;

(d)all liabilities and obligations for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period beginning on the day after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date; and

(e)those Liabilities of Sellers set forth on Section 2.03(e) of the Disclosure Schedules.

Section 2.04Excluded Liabilities

.  Except as expressly provided in Section 2.03, Buyer assumes no Liabilities of the Sellers or the Business, and all such Liabilities are, and following the Closing will remain, the Liabilities of the Sellers (including, for the avoidance of doubt, all Business Transaction Expenses, all Liabilities relating to Taxes and all Liabilities relating to individuals currently or formerly employed by or otherwise providing services to the Sellers or any of their respective Affiliates, including under any Benefit Plans) (collectively, the “Excluded Liabilities”).

Section 2.05Purchase Price

.  The aggregate purchase price for the Purchased Assets shall be $30,000,000 (the “Base Price”), subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities.  The Purchase Price shall be

Execution Version

paid as provided in Section 3.02 and Section 2.06.  Attached hereto as Schedule 2.05 is a statement (the “Estimated Working Capital Statement”), together with reasonable supporting detail and related calculations, setting forth Sellers’ good faith estimate of the Closing Working Capital (“Estimated Working Capital”) and the amount (which may be a negative number) equal to the (i) Estimated Working Capital minus (ii) the Target Working Capital (the “WC Variance Amount”).

Section 2.06Purchase Price Adjustment.

(a)Post-Closing Working Capital Adjustment.

(i)Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital and the Post-Closing Adjustment, which statement shall be substantially in the form of the Estimated Working Capital Statement (the “Closing Working Capital Statement”) and will use the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end and in preparation of the Estimated Working Capital Statement, subject to the modifications and limitations set forth on the Estimated Working Capital Statement.

(ii)The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Working Capital.  If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Sellers, to an account designated in writing by the Sellers, an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment, which payment shall be made first from the Adjustment Escrow Fund (and Sellers and Buyer will take all actions required under the Escrow Agreement to cause such payment to be made by the Escrow Agent to Buyer) and in the event that the available amount in the Adjustment Escrow Fund is insufficient to pay the full amount of the Post-Closing Adjustment to Buyer, Sellers will pay the amount of such deficiency to an account designated in writing by Buyer.  Following payment of the Post-Closing Adjustment in accordance with this Section 2.06(a)(ii), the amount, if any, remaining in the Adjustment Escrow Fund shall be paid to Sellers (and Sellers and Buyer will take all actions required under the Escrow Agreement to cause such payment to be made).

(b)Examination and Review of Closing Working Capital.

(i)Examination.  After delivery of the Closing Working Capital Statement, Sellers shall have 60 days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Sellers shall have access to the relevant Books and Records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the

Execution Version

Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)Objection.  On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”).  If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Sellers and Buyer shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Working Capital Statement with such changes to the Closing Working Capital and the Post-Closing Adjustment as may have been previously agreed in writing by Sellers and Buyer, shall be final and binding.

(iii)Resolution of Disputes.  If Sellers and Buyer fail to reach an agreement with respect to all of the disputed items or amounts set forth in the Statement of Objections before expiration of the Resolution Period, then any items or amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of RSM US LLP or, if RSM US LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement to reflect such resolution of the Disputed Amounts in the Closing Working Capital and Post-Closing Adjustment.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested in the Statement of Objections by Sellers in respect of such Disputed Amounts, as determined by the Independent Accountant.

Execution Version

(v)Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and unless otherwise agreed in writing by Buyer and Sellers, the Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(vii)Certain Accounts Receivable.  If (A) in the course of determining the Post-Closing Adjustment in accordance with the provisions of this Section 2.06, the final Closing Working Capital used to calculate the Post-Closing Adjustment does not include one or more Accounts Receivable that was included in the Estimated Working Capital set forth in the Estimated Working Capital Statement (the “Specified Accounts Receivable”), and (B) Buyer receives payment of any Specified Accounts Receivable within 180 days following the date that the Post-Closing Adjustment is finally determined in accordance with this Section 2.06, then Buyer shall pay to Sellers an aggregate amount equal to the payment received in respect of any Specified Accounts Receivable less the amount of any direct out-of-pocket costs and expenses incurred by Buyer in connection with collecting such Specified Accounts Receivable.

(c)Specified Event Adjustment. Buyer shall not be obligated to pay the Specified Event Escrow Amount to Sellers unless and until the Specified Event occurs as set forth in Schedule 2.06(c).  Upon the occurrence of the Specified Event as set forth in Schedule 2.06(c), Buyer and Sellers will promptly take all actions required under the Escrow Agreement to cause the Specified Event Escrow Fund to be paid to Sellers.  If the Specified Event has not occurred on or before the ninetieth (90th) day after  the Closing Date, Buyer and Sellers will promptly take all actions required under the Escrow Agreement to cause the Specified Event Escrow Fund to be paid to Buyer.

Section 2.07Allocation of Purchase Price

.  Within 90 days after the Closing Date, Buyer shall provide a schedule to Sellers allocating the Purchase Price (including any Assumed Liabilities treated as consideration for Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Sellers shall provide Buyer with any comments on the Allocation Schedule within 15 days after receipt thereof, and Sellers and Buyer shall negotiate in good faith to resolve any disputes.  If Sellers do not provide Buyer with any comments within 15 days, or if the parties agree to resolution of any disputes, then Sellers (and their respective Affiliates) and Buyer (and its Affiliates) shall not take any position inconsistent with the agreed Allocation Schedule on any

Execution Version

Tax Return or otherwise.  If the parties are unable to reach agreement with respect to the Allocation Schedule, then the parties shall have no further obligation under this Section 2.07 and each party shall make its own determination of the allocation for financial and Tax reporting purposes.

Section 2.08Assignment of Contracts; Rights and Obligations.

(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the assignment to Buyer of any Contract would require the consent, or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment of such Contract.  Each Seller shall use its reasonable best efforts, at its sole cost and expense, and shall cooperate with Buyer, to obtain any such required consent or waiver.  Once such consent or waiver is obtained, each Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Contract to which such consent or waiver relates for no additional consideration.

(b)To the extent that any Contract cannot be assigned to Buyer pursuant to this Section 2.08, Buyer and Sellers shall negotiate in good faith the terms of such arrangements (such as subleasing, sublicensing or subcontracting) necessary to provide the parties the economic and operational equivalent of the transfer of such Contract to Buyer.  Pending Buyer and Sellers entering into any such arrangements, Sellers shall use commercially reasonable efforts to provide to the Buyer all of the rights and interests in and to such Contract as of the Closing and, where necessary or appropriate, the applicable Seller(s) shall be deemed to be Buyer’s agent for the purpose of completing or fulfilling all of Buyer’s rights and Liabilities arising after the Closing Date under such Contract.  Each Seller shall use its reasonable best efforts to provide Buyer with all of the benefits of such Contract, including (i) enforcing any rights under such Contract (including, at the request of Buyer, the right to terminate such Contract) and (ii) permitting Buyer to enforce any rights under such Contract (as if such Contract had been assigned and transferred to Buyer).

Section 2.09Tax Withholding

.  Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amounts as may be required to be deducted and withheld under applicable Law.  To the extent amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid on behalf of and to the Person in respect of which such deduction and withholding was made.

ARTICLE III
CLOSING

Section 3.01Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof at the offices of Kirton McConkie PC, 50 E. South Temple, Salt Lake City, Utah 84111, at 10:00 a.m. pacific time, or at such other time, date or place as Sellers and

Execution Version

Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02Closing Deliverables.

(a)At the Closing, Sellers shall deliver to Buyer the following:

(i)the Escrow Agreement, duly executed by each Seller;

(ii)a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by each Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(iii)an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)a Sublease Agreement in the form of Exhibit D (the “Sublease Agreement”), duly executed by each Seller and the Landlord;

(v)duly executed third party consents to assignment for the Assigned Contracts listed on Schedule 3.02(a)(v);

(vi)the Referral Agreement duly executed by each Seller in the form of Exhibit E (the “Referral Agreement”);

(vii)the Transition Services Agreement duly executed by each Seller in the form of Exhibit F (the “Transition Services Agreement”);

(viii)a duly completed and executed certificate of non-foreign status with respect to each Seller pursuant to Treasury Regulations Section 1.1445-2(b) (collectively, the “FIRPTA Certificates”); and

(ix)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Sellers the following:

(i)an amount, in cash, equal to (x) the Base Price plus (y) the WC Variance Amount minus (z) the Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer;

(ii)the Escrow Agreement duly executed by Buyer;

(iii)the Assignment and Assumption Agreement duly executed by Buyer;

Execution Version

(iv)the Referral Agreement duly executed by Buyer;

(v)the Transition Services Agreement duly executed by Buyer; and

(vi)the Sublease Agreement duly executed by Buyer.

(c)At the Closing, Buyer shall deliver to the Escrow Agent the following:

(i)the Indemnity Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to Buyer, to be held in an indemnity escrow account pursuant to the terms of the Escrow Agreement;

(ii)the Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to Buyer, to be held in an adjustment escrow account pursuant to the terms of the Escrow Agreement; and

(iii)the Specified Event Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent to Buyer, to be held in a specified event escrow account pursuant to the terms of the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization and Qualification of Sellers

.  CTEK Solutions is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Each Seller has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02Authority of Sellers

.  Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite

Execution Version

corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03No Conflicts; Consents

.  The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or material Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04Financial Statements

.  True and complete copies of the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which would not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in

Execution Version

the Audited Financial Statements).  The Financial Statements are based on the Books and Records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of December 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  Each Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05Undisclosed Liabilities

.  Neither Seller has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06Absence of Certain Changes, Events and Conditions

.  Except as expressly contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, Sellers have operated the Business in the ordinary course of business consistent with past practice and there has not been, with respect to the Business or the Purchased Assets, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)declaration or payment of any dividends or distributions on or in respect of any Sellers’ capital stock or redemption, purchase or acquisition of any Sellers’ capital stock;

(c)material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)material change in cash management practices or policies, practices or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(e)entry into any Contract that would constitute a Material Contract;

(f)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the

Execution Version

ordinary course of business and except for any Purchased Assets having an aggregate value of less than $100,000;

(h)cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)material capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability;

(l)imposition of any Encumbrance upon any of the Purchased Assets;

(m)increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(n)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(o)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)purchase, lease or other acquisition of the right to own, use or lease any property or asset in connection with the Business for an amount in excess of $100,000, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(q)change of any Tax election, change of any method of accounting for Tax purposes or Tax accounting period, amendment to any Tax Return, filing of any Tax Return in a manner inconsistent with past practice, surrender of any right to, or filing of any claim for, a Tax refund, settlement of any action in respect of Taxes, entering into of any contractual obligation in respect of Taxes with any Governmental Authority or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Sellers; or

(r)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07Material Contracts.

(a)Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which

Execution Version

any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (whether or not listed, together with all Intellectual Property Agreements required to be listed in Section 4.11(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)all Contracts involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business consistent with past practice, for consideration in excess of $50,000;

(iii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(v)all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 180 days’ notice;

(vii)except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $50,000;

(viii)all Contracts with any Governmental Authority;

(ix)all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)all joint venture, partnership or similar Contracts;

(xi)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)all powers of attorney with respect to the Business or any Purchased Asset;

Execution Version

(xiii)all Contracts between or among any Seller on the one hand and any Affiliate of any Seller on the other hand;

(xiv)all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xv)all other Contracts that are material to the Purchased Assets or the operation of the Business and not otherwise disclosed pursuant to this Section 4.07.

(b)Each Material Contract is valid and binding on each applicable Seller in accordance with its terms and is in full force and effect. No Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof, other than upon expiration, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or, to Sellers’ Knowledge, threatened, under any Contract included in the Purchased Assets.

Section 4.08Title to Purchased Assets

.  Except as set forth in Section 4.08 of the Disclosure Schedules, Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  Except as set forth in Section 4.08 of the Disclosure Schedules, all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.09Condition and Sufficiency of Assets

.  Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business as currently conducted.

Section 4.10Real Property.

(a)Neither Seller owns any real property.  Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by any Seller and primarily used in connection with the Business or necessary for the conduct of the Business as currently

Execution Version

conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller holds any Leased Real Property (collectively, the “Leases”), and with respect to each property, the address, location and use.  Sellers have delivered to Buyer a true and complete copy of each Lease.  Except as set forth in Section 4.10(a) of the Disclosure Schedules, with respect to each Lease:

(i)No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(ii)No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)No Seller has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.  Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.  The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11Intellectual Property.

(a)Section 4.11(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations, (ii) all Proprietary Software and (iii) all Intellectual Property Agreements.  Except as set forth in Section 4.11(a) of the Disclosure Schedules, Sellers own or have the valid, sufficient and enforceable right to use all Intellectual Property Assets and the Intellectual Property licensed to any Seller under the Intellectual Property Agreements.

(b)Except as set forth in Section 4.11(b) of the Disclosure Schedules, to Sellers’ Knowledge:  (i) the conduct of the Business as currently conducted does not, and has not in the past six years, infringe(d), misappropriate(d), dilute(d) or otherwise violate(d) the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.  Notwithstanding anything to the contrary in this Agreement, this Section 4.11(b) constitutes the sole representation and warranty of the Sellers under this Agreement with

Execution Version

respect to any actual or alleged infringement, misappropriation or other violation by Sellers of any Intellectual Property of any other Person.

(c)Sellers have taken reasonable steps necessary to safeguard and maintain the secrecy and confidentiality of all trade secrets owned or purported to be owned by any Seller.

(d)Sellers maintain machine readable copies of the Proprietary Software.

(e)The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by each Seller are sufficient in all material respects for such Seller’s current needs in the operation of the Business as presently conducted, and, to Sellers’ Knowledge, in the past 12 months, there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems which has caused material disruption to the Business.  Each Seller provides for the back-up and recovery of material data and, as applicable, has taken all steps to implement such plans and procedures.  Each Seller has taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

(f)There exist no technical problems with any Proprietary Software that materially and adversely affect the performance of such Proprietary Software or cause such products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be promptly remedied in the ordinary course of the business of the Sellers.

(g)Except as set forth in Section 4.11(g) of the Disclosure Schedules, none of the Proprietary Software contains, is derived from, or is distributed, integrated, or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license that, as used, modified, integrated, bundled, or distributed by any Seller:  (i) requires or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any Source Code for any portion of the Proprietary Software; or (ii) otherwise imposes an obligation on any Seller to distribute any Proprietary Software on a royalty-free basis.

Section 4.12Inventory

.  All Inventory, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.  All Inventory is owned by the Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

Section 4.13Accounts Receivable

.  The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by one or more Sellers involving the sale of goods or the rendering of

Execution Version

services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full as and when they become due and payable, subject to the historical payment practices described on Section 4.13 of the Disclosure Schedules.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14Customers and Suppliers.

(a)Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) a list of the top ten (10) customers based on revenue for each of the two most recent fiscal years (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods.  Except as set forth in Section 4.14(a) of the Disclosure Schedules, no Seller has received any notice, and no Seller has reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) a list of the top ten (10) suppliers based on aggregate amounts paid as consideration for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  There are no Contracts with Material Suppliers that require minimum payments from Sellers or any of their respective Affiliates.  Except as set forth in Section 4.14(b) of the Disclosure Schedules, no Seller has received any notice, and no Seller has reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15Insurance

.  Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or any of their respective Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Seller.  Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either

Execution Version

been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  No Seller or any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 4.16Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any of the other Transaction Agreements.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets.

Section 4.17Compliance With Laws; Permits.

(a)Each Seller is and, during the past three years has been, in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets (including all Laws applicable to privacy and/or data security, including the Health Insurance Portability and Accountability Act).

(b)All material Permits required for any Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect, all fees and charges with respect to such Permits have been paid in full, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

(c)None of the representations and warranties in Section 4.17 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.19), employment matters (which are governed by Section 4.20) or tax matters (which are governed by Section 4.21).

Section 4.18Environmental Matters.

(a)Except as set forth in Section 4.18(a) of the Disclosure Schedules, the operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws.  No Seller has received from any Person, with respect to the Business or the Purchased Assets, any:  (i) Environmental Notice or Environmental Claim; or (ii) written

Execution Version

request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)Except as set forth in Section 4.18(b) of the Disclosure Schedules, each Seller has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect.  Sellers have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permit.

(c)Except as set forth in Section 4.18(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Leased Real Property, and no Seller has received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller.

(d)No Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law with respect to the Business or the ownership, lease, operation or use of the Purchased Assets.

(e)Sellers have provided or otherwise made available to Buyer (and listed in Section 4.18(e) of the Disclosure Schedules) true and complete copies of any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or Real Property which are in the possession or control of Sellers.

(f)The representations and warranties set forth in this Section 4.18 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 4.19Employee Benefit Matters.

(a)Section 4.19(a) of the Disclosure Schedules contains a complete list of all Employees as of the date hereof, and with respect to each Employee, includes complete information regarding (i) salary or wages, (ii) annual bonus, (iii) leave status, (iv) exempt or non-exempt status, (v) full-time or part-time status, (vi) immigration status and (vii) location.

(b)Section 4.19(b) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and

Execution Version

program in effect and covering one or more Employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Seller, or under which any Seller has any material liability for premiums or benefits (as listed on Section 4.19(b) of the Disclosure Schedules, each, a “Benefit Plan”).

(c)Except as set forth in Section 4.14(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, each Benefit Plan and related trust complies with all applicable Laws and its terms. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(d)Except as set forth in Section 4.19(d) of the Disclosure Schedules, no Benefit Plan:  (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).  Except as would not have a Material Adverse Effect, no Seller has:  (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(e)No Seller or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any liability under Title IV of ERISA that has not been satisfied in full.

(f)Except as set forth in Section 4.19(f) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)Except as set forth in Section 4.19(g) of the Disclosure Schedules, or as would not have a Material Adverse Effect, no Benefit Plan exists that could:  (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business or (iii) increase any benefits under any

Execution Version

Benefit Plan, in each case, as a result of the execution of this Agreement (either alone or taken with the occurrence of additional or subsequent events).

(h)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)The representations and warranties set forth in this Section 4.19 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.20Employment Matters.

(a)No Seller is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees.  Since January 1, 2016, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Seller or any of the Employees.

(b)Each Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)The representations and warranties set forth in this Section 4.20 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 4.21Taxes.

(a)Except as set forth in Section 4.21 of the Disclosure Schedules, each Seller has filed (taking into account any valid extensions) all Tax Returns required to be filed with respect to the Business or the Purchased Assets, and all such Tax Returns are true, correct and complete in all respects.

(b)Parent and each of its subsidiaries have filed (taking into account any valid extensions) all income and other material Tax Returns, and all such Tax Returns are true, correct and complete in all material respects.

(c)All Taxes required to be paid by each Seller with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return), to the extent due and payable on or prior to the Closing Date, have been paid.

(d)All income and other material Taxes required to be paid by Parent or any of its subsidiaries (whether or not shown on any Tax Return), to the extent due and payable on or prior to the Closing Date, have been paid.

(e)No Seller is currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets.

Execution Version

(f)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g)There are no Encumbrances for Taxes upon the Business or the Purchased Assets, other than Permitted Encumbrances.

(h)With respect to the Business and the Purchased Assets, each Seller has (i) withheld or deducted all Taxes or other amounts from payments to employees or other persons (including, without limitation, any independent contractor, creditor, customer or shareholders) required to be so withheld or deducted, (ii) timely paid over such Taxes or other amounts to the appropriate Governmental Authority to the extent due and payable and (iii) complied with all information reporting and backup withholding provisions of applicable Law.

(i)No Seller has (i) waived any statute of limitations in respect of Taxes with respect to the Business or the Purchased Assets or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently in effect with respect to the Business or the Purchased Assets.

(j)There is no Tax proceeding pending or threatened in writing by any Governmental Authority for the assessment or collection of any Taxes with respect to the Business or the Purchased Assets.

(k)There is no Tax proceeding pending or threatened in writing by any Governmental Authority for the assessment or collection of any income or other material Taxes of Parent or any of its subsidiaries.

(l)No claim has been made in writing by a Governmental Authority in a jurisdiction where any Seller does not currently file Tax Returns with respect to the Business or the Purchased Assets that any such Seller is or may be subject to taxation in that jurisdiction with respect to the Business or the Purchased Assets.

Section 4.22Brokers

.  Except as set forth in Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

Section 4.23Related Person Transactions

.  Except as set forth in Section 4.23 of the Disclosure Schedules, no Related Person of any Seller has any direct or indirect interest in any material property, asset or right that is owned or used by any Seller in connection with the Business or is or during the past three years was a party to any material agreement or other material commitment, arrangement or transaction in connection with the Business or any of the Purchased Assets, to which any Seller is or was a party or by which it or any of its properties or the Purchased Assets is or was bound, other than bona fide market compensation and benefits arrangements of such Related Person as an employee, manager or service provider of any Seller entered into in the ordinary course of business consistent with past practice.

Execution Version

Section 4.24No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), no Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law; provided that nothing in this Section 4.24 shall limit or otherwise restrict the rights of Buyer and its Affiliates with respect to any claim based on fraud, willful misconduct or intentional misrepresentation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01Organization and Authority of Buyer

.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02Authority of Buyer

.  Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03No Conflicts; Consents

.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or

Execution Version

(c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any agreement to which Buyer is a party, except in the case of this clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05Legal Proceedings

.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.06Independent Investigation

.  Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose. Buyer acknowledges and agrees that:  (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in this Agreement (including related portions of the Disclosure Schedules) and the other Transaction Agreements; and (b) no Seller or any other Person has made any representation or warranty in connection with the transactions contemplated by this Agreement, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition of the Business.  Notwithstanding the foregoing, nothing in this Section 5.06 shall limit or otherwise restrict the rights of Buyer and its Affiliates with respect to any claim based on fraud, willful misconduct or intentional misrepresentation.

ARTICLE VI
COVENANTS

Section 6.01Employees and Employee Benefits.

Execution Version

(a)Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees except for those employees listed on Section 6.01 of the Disclosure Schedules, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b)With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Sellers, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans.  Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows:  (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the date of the injury, sickness or other event giving rise to such benefits. In addition, following the Closing Date, Sellers shall pay out any unused paid vacation accrued prior to the Closing Date by Transferred Employees to the extent required by applicable Law.

(d)Except as required by applicable Law, Buyer and Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing.  Buyer shall be liable and hold the Sellers harmless for:  (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising following the Closing.

(e)This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any

Execution Version

other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.02Confidentiality

.  Effective upon the Closing, the Confidentiality Agreement shall terminate.  Promptly following the Closing, Sellers shall deliver, or cause to be delivered, to Buyer all Business Information in the possession or control of any Seller or any of their respective Related Persons and shall destroy or delete, or cause to be destroyed or deleted, all duplicate or back-up copies, including electronic copies, in the possession or control of any Seller or any of their respective Related Persons, except to the extent “backed-up” on the electronic information management and communications systems or servers of a Seller, access to which is limited to employees of such Seller whose functions are technical in nature.  No Seller shall, and each Seller shall cause its Related Persons not to, disclose any Business Information to any Person (other than Buyer or its Affiliates or officers or employees of Buyer or its Affiliates who are subject to an obligation of confidentiality to Buyer or any of its Affiliates) or use any of the Business Information.  If any Seller or any of their respective Affiliates is compelled to disclose any Business Information by judicial or administrative process, such Seller shall promptly notify Buyer in writing of such requirement so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.02.  If, in the absence of a protective order or other remedy or the receipt of a waiver from Buyer, such Seller or any of its Affiliates is nonetheless compelled to disclose any Business Information by judicial or administrative process, such Seller or such Affiliate may disclose only that portion of the Business Information that its counsel advises is legally required to be disclosed under pain of liability for contempt or other censure or penalty; provided, that such Seller exercises, or causes such Affiliate to exercise, commercially reasonable efforts to preserve the confidentiality of the Business Information so disclosed, including by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Business Information.

Section 6.03Non-Competition; Non-Solicitation; Non-Disparagement.

(a)For a period five years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship with the Business.

(b)During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant

Execution Version

to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Sellers or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after six months, any employee whose employment has been terminated by such employee.

(c)From and after the Closing Date, Sellers shall not, and shall cause its Related Persons not to, directly or indirectly, make any statement that is intended to become public, or that could reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Business, Buyer or any of their respective Affiliates, employees, officers, directors or stockholders.

(d)Each Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)Each Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing, to the extent delivered by Sellers to Buyer, in a manner reasonably consistent with the prior practices of the applicable Seller; and

Execution Version

(ii)upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years after the Closing, each Seller shall:

(i)retain the books and records (including personnel files) of such Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05Public Announcements

.  The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release reasonably agreed by Buyer and Sellers.  Following such initial press release, unless otherwise required by applicable Law (including without limitation the Securities Exchange Act of 1934, as amended) or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, that each party to this Agreement may make statements on earnings, analyst and stockholder calls and/or at investor, industry and trade conferences that are not inconsistent with the parties’ prior public disclosures validly made pursuant to this Section 6.05.

Section 6.06Bulk Sales Laws

.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer (it being understood that any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities).

Section 6.07Receivables; Mail

.  From and after the Closing, (a) if any Seller or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset or otherwise receives any monies or checks relating to the Business which should have been sent to Buyer, such Seller or such Affiliate shall remit such funds to Buyer promptly (and in any event within five Business Days after receipt thereof), (b) each Seller authorizes and empowers Buyer to receive and open all mail (including e-mail) and other

Execution Version

communications received by Buyer which Buyer reasonably believes to be relating to the Business and to deal with the contents of such communications in good faith, (c) each Seller will promptly (and in any event within five Business Days) deliver to Buyer any mail (including e-mail) or other communication received by such Seller pertaining to the Business, and (d) Buyer will not take any action with the intent of preventing or delaying payment of Accounts Receivable from customers of the Business relating to services performed by Sellers prior to the Closing Date.  Each Seller agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or Account Receivable transferred to Buyer pursuant to this Agreement and such Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request.

Section 6.08Certain Tax Matters.

(a)All Transfer Taxes shall be borne and paid by Sellers when due. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to all such Transfer Taxes, and if required by applicable Law, Buyer shall join in the execution of any such Tax Returns or other document.

(b)With respect to the Business or the Purchased Assets, each Seller shall prepare and properly file or cause to be filed (or cause to be delivered to Buyer, and Buyer shall file, if Buyer is required by Law to file) any Tax Returns required to be filed for Non-Income Taxes with respect to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date, and each Seller shall timely pay (or cause to be paid) when due any Non-Income Taxes required to be paid in connection therewith.

(c)Buyer shall prepare and properly file or cause to be filed any Tax Returns required to be filed for Non-Income Taxes with respect to the Business or the Purchased Assets for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), and shall pay any Non-Income Taxes required to be paid in connection therewith (subject to any right to indemnification under Section 7.02).

(d)For purposes of this Agreement, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Business or the Purchased Assets for any Straddle Period shall be prorated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date based on the relative number of days in each such portion.

(e)After the Closing Date, Buyer and Sellers shall provide each other with such cooperation and information relating to Non-Income Taxes attributable to the Business or the Purchased Assets as the other may reasonably request.  Notwithstanding the foregoing, no Person shall be unreasonably required to prepare any document, or determine any information not then in its possession in response to a request under this Section 6.08(e).

Execution Version

Section 6.09Misallocated Assets

.  Following the Closing, in the event that Buyer or any Seller discovers that any Purchased Asset was not transferred to Buyer at the Closing, Sellers shall, or shall cause their respective Affiliates to, assign, transfer and convey such asset to Buyer for no additional consideration, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance.  To the extent there exists any intellectual property (other than trademarks) owned by any Seller or any of their respective Affiliates following the Closing that was used substantively in the Business as of or prior to the Closing, each Seller hereby grants, and shall cause its Affiliates to grant, a royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, worldwide, sublicensable license in, to and under such intellectual property to Buyer and its Affiliates to continue using such intellectual property in the manner it was used in the Business as of or prior to the Closing Date and in natural evolutions of such use (which license may be transferred in whole or in part in connection with any sale or reorganization of the Business).

Section 6.10Business Non-Disclosure Provisions

.  Promptly following the Closing Date, the Sellers shall provide to Buyer copies of all Contracts to which any Seller is a party that contain Business Non-Disclosure Provisions.  To the extent requested by Buyer after the Closing, each Seller shall take all action necessary to enforce the Business Non-Disclosure Provisions contained in Contracts that are not Assigned Contracts.

Section 6.11Further Assurances

.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.12Certain Notices.  If during the one-year period following the Closing Buyer enters into an agreement for the provision of managed print services to any of the prospective customers of the Business set forth on Schedule 6.12 hereto, Buyer will provide notice to Parent identifying the prospective customer and the date on which such agreement was executed.

ARTICLE VII
INDEMNIFICATION

Section 7.01Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the representations and warranties set forth in (a) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.22, Section 5.01, Section 5.02, Section 5.04 (the “Fundamental Representations”) shall (other than Section 4.09) survive indefinitely and Section  4.09 shall survive until the date that is eighteen (18) months from the Closing Date, and (b) Section 4.19 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days thereafter.  The covenants and agreements of the parties herein shall survive the Closing for the periods contemplated by their terms or until fully performed.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival

Execution Version

period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02Indemnification By Sellers

.  Subject to the other terms and conditions of this Article VII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement; or

(c)any Excluded Asset or any Excluded Liability.

Section 7.03Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each Seller and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

Section 7.04Certain Limitations

.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a), as applicable, exceeds $500,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses in excess of the Deductible, provided that Losses arising from fraud or any inaccuracy in or breach of a Fundamental Representation shall not be subject to the limitations set forth in this Section 7.04(a).

Execution Version

(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed ten percent (10%) of the Base Price (the “Cap”), provided, that such limitation shall not apply with respect to fraud or any inaccuracy in or breach of a Fundamental Representation.

(c)Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the applicable Indemnified Party under insurance policies with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder; provided that in no event shall an Indemnified Party be required to seek recovery under any insurance policy prior to making a claim for indemnification pursuant to this Article VII.  In any case where an Indemnified Party recovers under insurance policies, any amount in respect of indemnified Losses for which such Indemnified Party also recovered from an Indemnifying Party pursuant to this Article VII, such Indemnified Party shall promptly pay to the applicable Indemnifying Party the amount so recovered under such insurance policies (after deducting therefrom the amount of all costs and expenses incurred in procuring such recovery, including any increase to premiums resulting therefrom), but not in excess of the amount previously recovered from the Indemnifying Party in respect of such indemnified Losses.

(d)Buyer shall have no right to indemnification under this Section 7.04 with respect to any Loss or alleged Loss that is included as a Current Liability on the Closing Working Capital Statement and taken into account in the determination of Closing Working Capital.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages, other than any punitive damages that are paid to a third party.

(f)For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.05Indemnification Procedures.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

Execution Version

Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party within 30 days of becoming aware of the Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the business, (ii) seeks an injunction or other equitable relief against the Indemnified Party, (iii) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) in connection with which the Indemnified Party (upon advice of counsel) reasonably concludes that there may be one or more legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (v) in connection with which the Indemnified Party (upon the advice of counsel) reasonably concludes that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, or (vi) is subject to the limitations set forth in Section 7.04(b) and asserts an amount of Losses which, when taken together with all amounts paid for resolved indemnification claims that are subject to the limitations set forth in Section 7.04(b), exceeds the Cap.  During such 30 day period, the Indemnified Party may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Third Party Claim.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Each Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not

Execution Version

be unreasonably withheld or delayed), except as provided in this Section 7.05(b).  If a firm offer is made to settle a Third Party Claim (i) without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, (ii) that does not include any statement as to or an admission of fact, culpability or a failure to act by or on behalf of any Indemnified Party, (iii) that does not involve, in any manner, any injunctive relief against any Indemnified Party and could not materially and adversely affect the Indemnified Party and (iv) that provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within thirty days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have agreed to such claim and its obligation to pay the Indemnified Party its Losses in respect thereof.

Section 7.06Payments; Indemnity Escrow Fund.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its

Execution Version

obligations within 5 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)Any Losses payable to Buyer pursuant to this Article VII shall be satisfied:  (i) from the Indemnity Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer in the Indemnity Escrow Fund, from Sellers.

Section 7.07Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08Exclusive Remedies

. Subject to Section 2.06, Section 6.03 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy with respect to any claim based on fraud, intentional misrepresentation, criminal activity or willful misconduct.

ARTICLE VIII
MISCELLANEOUS

Section 8.01Expenses

.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

Execution Version

If to Sellers:11940 Jollyville Road, Suite 300-N

Austin, Texas 78759

E-mail:Paul.Anthony@cynergistek.com

Attention:Paul T. Anthony

with a copy to:Kirton McConkie PC

50 E. South Temple

Salt Lake City, UT 84111

Facsimile:(801) 212-2006

E-mail:apearson@kmclaw.com

Attention:Alexander N. Pearson

If to Buyer:Vereco, LLC

30012 Ivy Glenn Dr., Suite 210

Laguna Niguel, CA 92677

E-mail:joeflynn@vereco.com

Attention:Joe Flynn

and to:

Stella Point Capital, LLC

444 Madison Avenue, 25th Floor

New York, NY 10022

E-mail:wender@stellapoint.com

Attention:Justin Wender

with a copy to:Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Facsimile:(212) 859-4000

E-mail:steven.epstein@friedfrank.com

Attention:Steven Epstein

Section 8.03Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Execution Version

Section 8.04Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05Severability

.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(e), such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06Entire Agreement

.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that, without such consent, the Buyer may transfer or assign, in whole or in part or from time to time, its rights under this Agreement to any financing sources for collateral purposes, except that no such transfer or assignment will relieve the Buyer of its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08No Third Party Beneficiaries

. Except as provided in Section 6.09 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09Amendment and Modification; Waiver

.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Execution Version

Section 8.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA WITHIN THE STATE OF DELAWARE OR THE CHANCERY COURT OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11Specific Performance

.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Execution Version

Section 8.12Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURES FOLLOW]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CTEK SECURITY, INC.

   By /s/ Paul Anthony_____________

    Name: Paul Anthony

    Title: CFO

CYNERGISTEK, INC.

    By /s/ Paul Anthony____________

    Name: Paul Anthony

    Title: CFO

VERECO, LLC

By /s/ Joseph Flynn_____________

Name: Joseph Flynn

Title: President & CEO

[Signature Page to Asset Purchase Agreement]